UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Gas Natural Inc.

(Name of Registrant as Specified In Its Charter)

Richard M. Osborne

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The accompanying letter of Richard M. Osborne, former Chairman of the Board and former CEO, is intended for stockholders of Gas Natural Inc. Mr. Osborne and entities controlled by him currently are not soliciting proxies of Gas Natural Inc. stockholders or opposing a proxy solicitation by Gas Natural Inc., but an October 9, 2014 injunction of United States District Court for the Northern District of Ohio requires Mr. Osborne to file with the SEC as proxy soliciting material communications by Mr. Osborne with Gas Natural Inc. stockholders. Expressing Mr. Osborne's opinion concerning Gas Natural Inc. and its business and prospects and not soliciting proxies of Gas Natural Inc. stockholders or urging them to take any specific actions, Mr. Osborne intends by the accompanying letter merely to communicate with Gas Natural Inc. stockholders concerning their mutual interests as stockholders. Stockholders of Gas Natural Inc. are urged to rely on their own assessment of their investment in Gas Natural Inc. stock and the business and prospects of Gas Natural Inc.

Mr. Osborne owns 89,000 shares of Gas Natural Inc. common stock, all of which are held by the Richard M. Osborne Trust. He and his affiliated entities have filed a lawsuit against Gas Natural Inc. in the Lake County, Ohio Court of Common Pleas. Companies controlled by Mr. Osborne have in the past engaged in transactions with Gas Natural Inc. involving the sale or transport of natural gas and may have contracts with Gas Natural Inc. for the sale or transport of natural gas.

If Mr. Osborne solicits proxies of Gas Natural Inc. stockholders or opposes a solicitation by Gas Natural Inc., he will make the appropriate filings with the SEC. If made those filings would be publicly available without charge at the SEC's web site at www.sec.gov. If made those filings will contain important information, which Gas Natural Inc. stockholders should read carefully.

Richard M. Osborne

7001 Center Street

Mentor, OH 44060

440-951-1111

May 7, 2015

Dear Shareholders of Gas Natural:

Gas Natural’s Net Income 2013 $6,671,000

Gas Natural’s Net Income 2014 $3,762,000

You will never hear what I am about to tell you at a Shareholders meeting. The information in this letter will give you insights that every informed Shareholder is entitled to have. Consider the following:

1)	Within the last year the Company has sold off a major asset;

2)	It has borrowed another $5.0 million at 7.5% from one of its investors (which reflects that the Company is in economic decline), because it is trading its future to subsidize wasteful and stupid business practices.

A glimpse of the ship of fools who are operating the company reveals:

(a)	The Captain, Greg Osborne, CEO, is a man whose personal excesses have long plagued him and those close to him. Anyone who allows his personal excesses to control his behavior is unlikely to make good business decisions. The Company needs to do more to protect dedicated employees from sexual and other forms of exploitation than it is currently doing.

(b)	Richard Greaves, a current member of the Board and Head of the Audit Committee, was imprisoned for attempting to kill his live-in friend. According to police records, Greaves nearly killed a man residing in his home when he fled Greaves’ home to avoid being killed. Despite court ordered alcohol rehabilitation Greaves continues to deny that he ever had an alcohol problem.

(c)	Michael Victor, another Director, is currently President of Lake Erie Community College. He has used his position on the Board to leverage the hiring of his son-in-law at a salary 50% higher than warranted. Anyone whose vote can be secured by bestowing favors on him is hardly worthy to safeguard your investment. His lack of moral fiber and the disdain with which the other directors have for him, is reflected in the fact that they keep him in line by making generous donations to his employer, Lake Erie Community College.

(d)	Kevin Degenstein, currently the COO, had previously been fired because of his shotty accounting practices which inflated company sales by reflecting a bad debt on the company’s books as income.

(e)	Sometime ago I referred to the Chairman of the Board, Gene Argo, as a “panty sniffer.” How many chairmans of Boards of Directors of publicly traded companies frequent strip bars, let alone debase themselves in such a crude way?

(f)	The company’s continued use of the law firm of Kohrman, Jackson & Krantz has cost the company millions of dollars. That law firm was responsible for substantial monetary losses because of their mishandling of legal matters. What other law firm in the country would insist that its clients indemnify it for legal malpractice as a condition of their representation?

(g)	Jim Sprague, the current Chief Financial Officer of the company who has little difficulty in explaining how a company that is in economic decline is really not as bad off as its financial records indicate seems to have lost his voice when it comes to advising shareholders that the company is paying for his Cleveland Browns’ season football tickets.

What you probably have noticed though is that the company has changed its policy on dividends. When I was CEO, dividends were paid monthly; they are now being paid quarterly. It is obvious that the focus of the company has changed from expanding and improving in both the numbers of the customers it serves and the quality of service it provides to contracting. Forget about increasing the net worth of the company. The focus now is on preserving the positions of those at the top.

It is hard to hide the fact that this company is currently spending millions of dollars a year to fund legal battles. Simply by reversing its current practice of breaching contracts and avoiding legal duties the company could save millions of dollars. The fact that the company elects to pay more for product and services than it would pay were it to honor contracts is the other end of the equation. The continued pursuit of this practice reflects a policy which a poorly capitalized company can ill-afford. There can be little doubt that this company is at best treading water in order to sustain an unsustainable existence. In the last year, the company has removed 3 members of the Board who had helped preside over the company’s period of greatest growth and prosperity. Those who have remained were the very people responsible for trading tomorrow in order to sustain what exists. I grew up in Ohio, and I would compare what I see at Gas Natural to a farmer who rather than planting new crops each spring, eats his seed corn, and then can’t understand why he is going broke. This company, if it doesn’t change dramatically, will cease to be viable. How long are we going to let these pretenders burn down the very edifice that was on the verge of being a dominant and pre-imminent utility company?

Sincerely,

Richard M. Osborne